Exhibit 99.1

Mesa-Royalty-Trust

Mesa Royalty Trust Announces Trust Income for March 2020

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS — March 20, 2020 — Mesa Royalty Trust (the “Trust”) (NYSE symbol-MTR) announced the Trust income distribution for the month of March 2020. Unitholders of record on March 31, 2020 will receive distributions amounting to $0.137531412 per unit, payable on April 30, 2020.

The Trust received $176,578 of Royalty income from the Hugoton properties and $36,302 of Royalty income from the Colorado portion of the San Juan Basin properties. Royalty income received from the New Mexico portion of the San Juan Basin properties totaled $51,051, which included a reduction of $9,416 attributable to the reconciliation of estimated against actual revenue and expense amounts for the December 2017 accounting month.

As previously reported on the Trust’s Form 10-Q for the quarter ended September 30, 2019, Hilcorp San Juan LP (“Hilcorp”), the working interest owner in the New Mexico portion of the San Juan Basin properties, made an estimated monthly payment of $97,150 in net proceeds to the Trust with respect to the September 2017 to March 2019 accounting months consistent with the July 2017 production month previously paid by ConocoPhillips, the prior owner of the properties. In April 2019, Hilcorp began to generate actual (instead of estimated) net proceeds due to the Trust on a monthly basis going forward. Hilcorp has informed the Trust that it will utilize actual revenue and expense amounts and either add or subtract reconciled historical amounts on a month-by-month basis for the accounting months from September 2017 to March 2019, which will be recognized as information is received by the Trust in accordance with the Trust's modified cash basis of accounting. Hilcorp has also informed the Trust that significant incremental expenses were incurred for the New Mexico portion of the San Juan Basin properties during the time that the estimated payments were being made. Accordingly, it is expected that reconciliations with respect to some or all of the prior periods will have a negative impact on income of the Trust until all reconciliations are complete.

This press release contains forward-looking statements. No assurances can be given that the expectations contained in this press release will prove to be correct. The working interest owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustee cannot assure that errors or adjustments by the working interest owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays in actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for the year ended December 31, 2018 under “Part I, Item 1A. Risk Factors,” the Trust’s Form 10-Q for the quarter ended June 30, 2019 under “Part II, Item 1A. Risk Factors,” and those set forth from time to time in the Trust’s filings with the Securities and Exchange Commission.  Statements made in this press release are qualified by the cautionary statements made in such risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Mesa Royalty Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020

http://mtr.investorhq.businesswire.com/

601 Travis Street, Floor 16, Houston, TX 77002